Exhibit 99.1
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT PROVIDES UPDATE ON RETIGABINE
•	U.S. submission expected on or before October 23, 2009

•	EMEA submission expected on October 30, 2009

•	Modified Release Phase I clinical study commencing in September
     ALISO VIEJO, Calif., September 21, 2009 — Valeant Pharmaceuticals International (NYSE:VRX) today provided the following update on the regulatory applications to the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMEA) for the investigational drug retigabine, a neuronal potassium channel opener for the adjunctive treatment for adult epilepsy patients with partial-onset seizures. Scientists from Valeant and its collaborative partner, GlaxoSmithKline (GSK), met with the FDA in August to discuss the technical aspects of the planned New Drug Application (NDA) submission. The file is now being finalized based on the outcome of this discussion, as well as a final review of data and documents. Valeant and GSK expect to submit an NDA to the FDA on or before October 23, 2009 and to submit a Marketing Authorisation Application (MAA) to the EMEA on October 30, 2009.
     Valeant also announced that three retigabine modified release (MR) technologies will be assessed in a Phase I clinical study commencing in September. The purpose of the study is to evaluate these candidate formulations to identify a lead MR compound that will be advanced in further research intended to support a product with either a once- or twice-daily dosing regimen.
     “We are pleased with the outcome of the meeting with FDA and the progress we have made,” stated J. Michael Pearson, chairman and chief executive officer. “We are confident in our dossier and we are diligently working to finalize the regulatory submissions which are based on positive results from two large Phase III trials. In addition, we are excited to have reached a key milestone in the MR development program. With three potential MR technologies under evaluation, we will soon be in a position to determine which MR formulation we intend to pursue as a once- or twice-a-day option for patients continuing to suffer from epilepsy seizures.”
About Retigabine
     Retigabine is a neuronal potassium channel opener currently in late-stage development as an adjunctive treatment for patients with partial-onset seizures. In Phase III epilepsy trials, retigabine reduced seizure rates compared to patients taking placebo. The most common adverse reactions (incidence >5% and twice placebo) across all completed trials to date are dizziness, fatigue, confusional state, vertigo, tremor, coordination abnormal, diplopia (double vision), disturbance in attention, asthenia (weakness), and visual blurring.
Retigabine Important Note
     As an investigational drug, retigabine has not been found by the Food and Drug Administration (FDA) or any other regulatory agency to be safe or effective in the treatment of any disease or illness. It may not be commercialized in the United States unless and until the FDA has approved a NDA. Similar restrictions apply in other countries.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements, including, but not limited to, statements regarding the expected submission dates for regulatory applications, the potential approval of retigabine in the U.S. or Europe and the plans and prospects for the modified release candidates. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company’s most recent annual or quarterly report filed with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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